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                                                                    EXHIBIT 99.1


HEADLINE: Luminent Provides Preliminary Financial Results for the Second Quarter

DATELINE: CHATSWORTH, Calif., July 5, 2001

BODY:
Luminent Inc. (Nasdaq:LMNE), a leading provider of active and passive fiber optic components and subsystems for the metro and access markets, today announced preliminary financial results for its fiscal second quarter ended June 30, 2001.

Additionally, the company announced that it would record in the second quarter a one-time charge for additional reserves for inventory, purchase commitments, asset impairment, workforce reduction, restructuring costs and other non-recurring items.

For the second quarter, the company expects revenue to be approximately $41 million, representing a 46% growth over the second quarter a year ago, and a 15% decline from the first quarter. This anticipated revenue is lower than the revenue guidance given on April 23, 2001. Owing to cost and expense reduction measures undertaken during the quarter, the company expects to report pro forma EPS of $0.02, which is in line with the current Wall Street consensus EPS estimate. Pro forma results exclude recurring non-cash charges for goodwill amortization and deferred compensation, as well as non-recurring items included in the additional reserves described in this news release.

Dr. William Spivey, President and CEO of the company, said: "Softness continues in the communications sector. Order levels reflect a significant reduction in capital spending by service providers, which resulted in lower-than-expected demand for fiber optic components by equipment makers. Our focus is in the metro and access markets and although these market segments have experienced less severe contraction than that in the overall fiber optic market, customers have also built high inventory positions, which they are continuing to work through. In addition, we have recently seen an increasing softness in orders in Asia and Europe, which reduces our visibility for the third quarter."

The company noted that the softness in demand and pricing have necessitated a review of its inventory, facilities and headcount. As a result, the company anticipates recording in the second quarter a one-time charge of $30 million to $35 million, reflecting additional reserves for inventory, purchase commitments, asset impairment, workforce reduction, restructuring costs and other non-recurring items. Following the reduction in force of approximately 600 people, which began in the second quarter, the company will have approximately 1,200 employees.

The Luminent CEO added: "While uncertainties clearly exist in the short-term, we continue to believe in the very attractive prospects for fiber optics in the metro and access markets in the mid- and long-term. With a breadth of passive and active products and technologies, including laser manufacturing, a diversified customer base all over the world, and a sufficient cash position, we believe Luminent is very well-positioned to continue gaining market share and to emerge as a strong and leading supplier when the fiber optic market recovers."

The company said it would discuss its second-quarter results, restructuring actions, market conditions and business outlook during a quarterly conference call to be held on July 23, 2001 after market hours.



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About Luminent

Luminent designs, manufactures and sells a comprehensive line of single mode active and passive fiber optic components for high-capacity data transmission in the metropolitan and access markets. Network equipment manufacturers rely on Luminent to provide technical depth, responsive customer service and volume manufacturing to meet the increasing requirements for transmission capacity and speed between nationwide telecommunications networks and end-users. Visit the company's Web site at www.luminentinc.com.

Forward-Looking and Cautionary Statements: Statements contained in this news release may constitute "forward-looking statements" and are made pursuant to the Private Securities Litigation Reform Act of 1995. The accuracy of these statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including: the company's reliance on a small number of key customers, the company's expectation that it will incur net losses for the foreseeable future, the long sales cycles for the company's products, the risks the company faces due to its international sales and operations, the company's limited operating history, the company's reliance on the development of the optical networking market, macroeconomic factors, the need to manage the company's growth effectively, the company's success at developing and introducing new products, competition, the company's success at increasing market awareness of the company and its products, the company's success at eliminating product defects prior to installation in large, complex systems, the company's lack of long-term contracts with its customers, the company's reliance on key personnel, the effect of possible future acquisitions, the company's ability to procure necessary resources, the company's ability to forecast component and material requirements, the company's ability to increase sales volumes, reduce costs and introduce higher margin products, the company's dependence on single and limited source suppliers, the qualification of the company's manufacturing lines and products, the ability to cost effectively enforce the company's intellectual property rights, the company's ability to acquire licenses for third-party technology, the company's ability to fund its growth and development, MRV Communications' current control of the company and potential conflicts of interest, the planned distribution by MRV of the company's common stock, and other risks outlined in the company's SEC filings including the company's Annual Report on Form 10-K for the year ended December 31, 2000 and the company's Quarterly Report for the three months ended March 31, 2001. The company undertakes no obligation to update this forward-looking information.


CONTACT: Luminent Inc.
Simon David, 626/791-7954